Exhibit 3.1

ITC^DELTACOM, INC.

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF THE POWERS,

PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND

OTHER SPECIAL RIGHTS OF 8% SERIES C CONVERTIBLE

REDEEMABLE PREFERRED STOCK AND QUALIFICATIONS,

LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

ITC^DeltaCom, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, does hereby certify as follows:

1. That by resolution of the Transaction Committee of the Board of Directors of the Corporation (the “Board of Directors”) adopted on July 22, 2005, and by a Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 8% Series C Convertible Redeemable Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the “Certificate of Designation”), filed in the office of the Secretary of State of the State of Delaware on October 24, 2005, the Corporation created, authorized and provided for the issuance of 28,000,000 shares of 8% Series C Convertible Redeemable Preferred Stock, par value $0.01 per share, of the Corporation (the “Series C Preferred Stock”) and established the powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions thereof.

2. No shares of the Series C Preferred Stock have been issued.

3. The Board of Directors has duly adopted the following resolutions in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED, that the following amendments to the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 8% Series C Convertible Redeemable Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the “Certificate of Designation”) are hereby declared advisable and approved in all respects:

(1) Section 7.2(b) of the Certificate of Designation shall be amended by deleting the existing Section 7.2(b) thereof and inserting in lieu thereof a new Section 7.2(b), which shall read in its entirety as follows:

(b) The Corporation shall not authorize or issue, or increase the authorized amount of, any Parity Securities, including any additional shares of Series C Preferred Stock (other than (i) shares of Series A Preferred Stock or other securities issuable or payable as dividends on the Series A Preferred Stock and shares of Series A Preferred Stock issuable on or after the Certificate Date pursuant to or as provided in the Executive Employment Agreements and the Executive Benefit Plan or in connection with a stock split or similar transaction, in each case pursuant to the Series A Certificate of Designation as in effect on or prior to the Certificate Date, (ii) shares of Series B Preferred Stock or other securities issuable or payable as dividends on the Series B Preferred Stock and shares of Series B Preferred Stock issuable on or after the Certificate Date pursuant to or as provided in the Merger Agreement and the Executive Employment Agreements and the Executive Benefit Plan or in connection with a stock split or similar transaction, in each case pursuant to the Series B Certificate of Designation as in effect on or prior to the Certificate Date, and (iii) shares of Series C Preferred Stock issuable on or after the Issue Date upon the exercise or conversion of the Series D Warrants or in connection with a stock split or similar transaction and shares of Series C Preferred Stock issuable or payable as dividends on the Series C Preferred Stock, in each case pursuant to this Certificate of Designation), or any Senior Securities, or any security convertible into or exchangeable for any such Parity or Senior Securities (other than the Series D Warrants and the Preferred Stock Units), without (A) the affirmative vote or consent of the TCP Directors, if any, with respect to any such authorizations, issuances or increases referred to in this Section 7.2(b) that shall occur prior to the Issue Date, or (B) the affirmative vote or consent of Holders of the shares representing more than 50% of the voting power of the then outstanding shares of Series C Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by means of electronic transmission, by resolutions adopted by consent or at an annual meeting of stockholders or at a special meeting of Holders of Series C Preferred Stock called for such purpose, with respect to any such authorizations, issuances or increases referred to in this Section 7.2(b) that shall occur from and after the Issue Date for so long as any shares of Series C Preferred Stock are outstanding.

(2) Section 8 of the Certificate of Designation shall be amended by adding thereto a new Section 8.28.1, which shall immediately follow Section 8.28 thereof and shall read in its entirety as follows:

8.28.1 “Executive Benefit Plan” means the ITC^DeltaCom, Inc. Executive Stock Incentive Plan, including the stock unit agreements evidencing grants thereunder, as amended as of December 20, 2005 and as further amended from time to time (provided that no such further amendment to such plan shall change the type or increase the amount of securities of the Corporation issuable thereunder without the affirmative vote or consent of the TCP Directors, if any, or, if there is then no TCP Director, the affirmative vote or consent of a majority of the authorized members of the Board of Directors who are not employees of the Corporation or any subsidiary thereof).

(3) Section 8 of the Certificate of Designation shall be amended by deleting existing Section 8.29 thereof and inserting in lieu thereof a new Section 8.29, which shall read in its entirety as follows:

8.29 “Executive Employment Agreements” means (i) the Employment Agreement, dated as of February 3, 2005, between the Corporation and Randall E. Curran, as amended as of December 20, 2005 and as further amended from time to time (provided that no such further amendment to such Employment Agreement after December 20, 2005 shall change the type or increase the amount of securities of the Corporation issuable thereunder without the affirmative vote or consent of the TCP Directors, if any, or, if there is then no TCP Director, the affirmative vote or consent of a majority of the authorized members of the Board of Directors who are not employees of the Corporation or any subsidiary thereof), (ii) the Employment Agreement, dated as of February 21, 2005, between the Corporation and Richard E. Fish, Jr., as amended as of December 20, 2005 and as further amended from time to time (provided that no such further amendment to such Employment Agreement after December 20, 2005 shall change the type or increase the amount of securities of the Corporation issuable thereunder without the affirmative vote or consent of the TCP Directors, if any, or, if there is then no TCP Director, the affirmative vote or consent of a majority of the authorized members of the Board of Directors who are not employees of the Corporation or any subsidiary thereof), and (iii) the Employment Agreement, dated as of February 28, 2005, between the Corporation and James P. O’Brien as amended as of December 20, 2005 and as further amended from time to time (provided that no such further amendment to such Employment Agreement after December 20, 2005 shall change the type or increase the amount of securities of the Corporation issuable thereunder without the affirmative vote or consent of the TCP Directors, if any, or, if there is then no TCP Director, the affirmative vote or consent of a majority of the authorized members of the Board of Directors who are not employees of the Corporation or any subsidiary thereof).

(4) Section 8 of the Certificate of Designation shall be amended by adding thereto a new Section 8.53.1, which shall immediately follow Section 8.53 thereof and shall read in its entirety as follows:

8.53.1 “Preferred Stock Units” means the stock units that are issued pursuant to and as provided in the Executive Employment Agreements and the Executive Benefit Plan and that represent shares of the Series A Preferred Stock or shares of the Series B Preferred Stock.

[signature page follows]

IN WITNESS WHEREOF, this Certificate of Amendment to Certificate of Designation has been executed by the Corporation’s duly authorized officer this 22nd day of December, 2005.

ITC^DELTACOM, INC.

By:	/s/ J. Thomas Mullis
Name:	J. Thomas Mullis
Title:	Senior Vice President- Legal and Regulatory